EXHIBIT 4.1

                                   BNY MELLON
                                ASSET SERVICING
                       2 Hanson Place, Brooklyn, NY 11217


                                 March 12, 2014


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173


                 Invesco Unit Trusts, Taxable Income Series 466

Dear Sirs:

   The Bank of New York Mellon is acting as trustee for the Invesco Unit Trusts, Taxable Income Series 466 set forth above (the "Trust"). We enclose a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on March 11, 2014, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-186407) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                         By: /s/ JEFFREY M GROSS
                                                        ------------------------
                                                                  Vice President